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                       March 29, 2022

       Brian Mueller
       Executive Vice President, Chief Financial Officer
       Biomarin Pharmaceutical, Inc.
       770 Lindaro Street
       San Rafael, California 94901

                                                        Re: Biomarin
Pharmaceutical, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 000-26727

       Dear Mr. Mueller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences